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                                                                    EXHIBIT 99.1

                 [LETTERHEAD OF WASHINGTON GROUP INTERNATIONAL]

                                NOVEMBER 16, 2001

              WASHINGTON GROUP ANNOUNCES EXECUTIVE APPOINTMENTS AND
                             ORGANIZATIONAL CHANGES


CHIEF OPERATING OFFICER AND INDUSTRY VETERAN VINCE KONTNY TO RETIRE

     Boise, Idaho--Washington Group International, Inc., a leader in the engineering and construction industry, announced today that Charles R. Oliver Jr. has been named Chief Operating Officer following the retirement of industry veteran Vincent L. Kontny. Mr. Kontny is retiring from full-time service and moving to a consulting role following two years of service as the company's Chief Operating Officer. The company also announced other key executive appointments and organizational changes.

     Mr. Kontny, who joined Washington Group in April 2000, will continue to serve as a strategic advisor to the company's Office of the Chairman. He is the former President and Chief Operating officer of Irvine, California-based Fluor Corporation and President of Fluor Daniel, Inc. He retired from Fluor in 1994 after 29 years with the company.

     "Vince Kontny is an industry legend, and we are grateful for the tremendous job he has done as our COO," said Stephen G. Hanks, Washington Group President and Chief Executive Officer. "While we'll miss his full-time contribution, the company will continue to benefit from his experience and leadership."

     Mr. Oliver, previously the company's Chief Business Development Officer, joined Washington Group in January 2001. He spent 30 years with Fluor Daniel and retired in late 1999 as Group President of Sales, Strategic Planning, and Regions. He previously served as President of Fluor Daniel's Hydrocarbon Sector; President - Business Units; Group President, Global Sales and Project Finance; and head of the company's operations in the Middle East, India, and Africa.

     Stephen M. Johnson, a 28-year veteran of the engineering and construction industry, joins Washington Group as Senior Executive Vice President and Chief Business Development Officer. Prior to joining Washington Group, Johnson spent 25 years with Fluor Corporation, and served as its Senior Vice President for Global Development, Marketing and Strategy. His experience includes the transportation, infrastructure, oil and gas, power, chemicals, general manufacturing, and government markets. He has worked in China, the Middle East, Algeria, and Europe.

     Mr. Oliver and Mr. Johnson join Mr. Hanks, Executive Vice President and Chief Financial Officer George H. Juetten, and Chairman Dennis R. Washington in the company's Office of the Chairman.
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     "Winning new work, executing with excellence and posting strong financial results are our priorities going forward," said Mr. Hanks. "The concept behind the Office of the Chairman has proven successful, and I look forward to Steve Johnson joining our team and helping grow our business."

                  NEW ORGANIZATION PROVIDES MARKET FLEXIBILITY

     As part of a new organizational approach, the company also announced the formation of two operations support centers and a new operating unit. The two centers, located in Denver and Princeton, are large engineering and support organizations that serve all of the company's market-oriented operating units.

     "These centers give us the agility to respond to emerging markets and market accelerations without replicating engineering and support functions," said Mr. Hanks. "Given the dynamics of national security and our company's heritage of service to the Department of Defense, I am pleased to announce the formation of the Washington Defense operating unit."

     Ambrose L. Schwallie will serve as President of Washington Defense, which is focused on U.S. and international chemical and biological demilitarization, weapons reduction, and defense site environmental clean-up.

     "Since the incidents following September 11, the destruction of chemical and biological weapons has become a national and worldwide priority," said Mr. Hanks. "That's why we have asked Ambrose, one of our strongest and most successful operating unit presidents, to focus on that market. The move demonstrates the new market-oriented flexibility of our integrated corporate structure, which can quickly respond to growing markets with dedicated attention, while drawing on the talents of all of our legacy companies."

     Mr. Schwallie was previously President of the Government operating unit. He joined the company in 1999 as part of the Westinghouse Government Services acquisition. He has more than 27 years experience in Westinghouse's commercial and government operations.

     Ralph R. DiSibio has been named Corporate Executive Vice President, and President and Chief Executive Officer of the Washington Energy operating unit, focused on the U.S. Department of Energy marketplace, and other Westinghouse Government Services markets.

     Mr. DiSibio joined Washington Group in March of this year as Executive Vice President of Business Development in the company's Power operating unit. He has more than 20 years of experience in the commercial nuclear and DOE markets. He was the President of Parsons Power Group prior to joining Washington Group, and from 1982 to 1993 was an executive in Westinghouse's government operations.

     Chris L. Phillips has been named Senior Vice President of Business Development in Washington Power, replacing Mr. DiSibio. Mr. Phillips was previously Vice President, New Generation Business Development in Washington Power. He joined the company in 1993 in power business development, following 20 years with Fluor in marketing and construction engineering assignments for nuclear and fossil utility clients.
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     Washington Group International, Inc., is a leading international engineering and construction firm with more than 30,000 employees at work in 43 states and more than 35 countries. The company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in 14 major markets.

                                      # # #


     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as MAY, WILL, COULD, SHOULD, EXPECT, ANTICIPATE, INTEND, PLAN, ESTIMATE, or CONTINUE or the negative thereof or other variations thereof. These include, among others, statements with respect to the terms of the plan of reorganization and the structure of the reorganized company. Forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates, the involvement of Washington Group's creditors and equity holders in the Chapter 11 proceeding, bankruptcy court approvals incident to Washington Group's operations in Chapter 11 and the ultimate reorganization of Washington Group, and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and other actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.